Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-220507 on Form S-8 of our report dated March 12, 2018, relating to the consolidated and combined financial statements and financial statement schedules of JBG SMITH Properties (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the historical financial results including certain corporate costs allocated by Vornado Realty Trust) appearing in this Annual Report on Form 10-K of JBG SMITH Properties for the year ended December 31, 2017.

/s/ DELOITTE & TOUCHE LLP
McLean, Virginia
March 12, 2018